STRATEGIC STORAGE TRUST, INC. STRENGTHENS ITS HAND IN KEY MARKET;

WILL PURCHASE TWO MORE SELF-STORAGE CENTERS NEAR CINCINNATI

Combined price tag for Security Self Storage facilities is $9.7 million, and acquisition will give SSTI a total of five properties in the metropolitan region's Kentucky suburbs

LADERA RANCH, CALIF.-June 22, 2009- Strategic Storage Trust, Inc. (SSTI) today announced the pending acquisition of two more self-storage centers in the Kentucky suburbs of Cincinnati, a move that will further enhance its existing presence in that strong market.

The publicly registered, non-traded REIT will purchase the Security Self Storage facilities in Florence, Ky., and Erlanger, Ky., for a combined price of $9.7 million, adding a total of approximately 1,500 units and 190,000 rentable square feet to its portfolio of properties. Earlier this year, SSTI closed on the purchase of three other high-profile storage centers in the same area.

"This acquisition will give us our strongest presence in any single market where we are currently active," said H. Michael Schwartz, SSTI's Chairman and CEO. "Both of these centers are high-value properties with great visibility near major traffic corridors."

The Florence property was built in 1982 and expanded in 1995. It contains approximately 890 units and 126,300 net rentable square feet on 10 acres and is located approximately 9 miles to the south of Cincinnati. The property is located on a secondary street with immediate access and visibility from Interstate 75.

The Erlanger property was built in 1987. It contains approximately 610 units and 63,700 net rentable square feet on 5 acres and is located approximately 5 miles to the south of Cincinnati. The property is located on a secondary street with immediate access and visibility from Interstate 275 as well as Interstate 75.

Both properties include an on-site, two bedroom manager's apartment, along with perimeter fencing, electric gate access, security cameras, individually alarmed doors and asphalt/concrete driveways.

The expected closing on the properties in July will give SSTI a total of 10 storage facilities in five states.

In February, SSTI finalized the $9.9 million purchase of three Best Self Storage facilities in the same general area of northern Kentucky, all within 15 miles of downtown Cincinnati.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes more than 4,200 self storage units and 535,000 rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, LLC (formerly U.S. Commercial LLC), which manages a growing portfolio of over 5.3 million square feet of commercial properties, including 3.7 million square feet of self storage facilities, with a combined market value of over $598 million. For more information, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.